UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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☐	Soliciting Material Pursuant to §240.14a-12

Silicon Laboratories Inc.

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Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders

Tuesday, April 21, 2020

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LETTER TO STOCKHOLDERS

To the Stockholders of Silicon Laboratories Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, to be held on April 21, 2020, at 9:00 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the purposes described in the Proxy Statement.

The 2020 Annual Meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. We are sending this Proxy Statement to our stockholders on or about March 9, 2020. During the Annual Meeting we will also present a report on Silicon Labs’ performance and operations during 2019.

Whether or not you plan to attend the meeting in person, your vote is important. Instructions regarding the various methods of voting are contained in the Proxy, including voting by toll-free telephone number or the Internet. If you request and receive a paper copy of the Proxy by mail, you may still vote your shares by fully completing and returning the Proxy. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Austin, Texas March 9, 2020	G. Tyson Tuttle President, Chief Executive Officer and Director

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SILICON LABORATORIES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 a.m., Central Time on Tuesday, April 21, 2020

Place	Lady Bird Johnson Wildflower Center 4801 La Crosse Avenue Austin, Texas 78739

Items of Business

1.  To elect three Class I directors to serve on the Board of Directors until our 2023 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2021;

3.  To vote on an advisory (non-binding) resolution to approve executive compensation; and

4.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Voting

We have furnished proxy materials over the Internet where you may read, print and download our Annual Report and Proxy Statement at the investor relations section of our website address, http://www.silabs.com. On or about March 9, 2020, we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2020 Proxy Statement and 2019 Annual Report. The notice also provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the Annual Report and Proxy Statement on the Internet.

Who Can Vote

Only stockholders of record at the close of business on February 26, 2020 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES

BY TELEPHONE, BY INTERNET, OR BY COMPLETING, SIGNING, DATING, AND RETURNING A

PROXY CARD AS PROMPTLY AS POSSIBLE.

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to stockholders on or about March 9, 2020. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

2020 Annual Meeting of Stockholders

Date and Time: Tuesday, April 21, 2020 9:00 a.m., Central Time	Location Lady Bird Johnson Wildflower Center 4801 La Crosse Avenue Austin, Texas 78739	Record Date February 26, 2020

Matters To Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2020 Annual Meeting of Stockholders to be held on April 21, 2020 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

Proposals		Board Recommendation	Page Reference

1.	Election of Directors	FOR each nominee	3

2.	Ratification of Appointment of Independent Public Accounting Firm	FOR	12

3.	Advisory Vote on Executive Compensation	FOR	14

2019 Business Highlights

•	Silicon Labs was pleased to have outperformed the market with secular growth drivers in wireless IoT and Infrastructure providing some offset to macro weakness.

•	Silicon Labs delivered strong GAAP gross margins of 60.9% in 2019, up from 60.1% in 2018.

•	Strong operating cash flow of $167 million enabled Silicon Labs to repurchase $27 million of its shares.
•	IoT products grew 5% year-on-year.

•	Infrastructure revenue declined 8% year-on-year, with macro weakness in timing and isolation offset some by secular growth in 5G, solar and electric vehicles.

•	Revenue from the Company’s top ten customers was 21% and no single customer was greater than 10% of total revenue.

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PROXY STATEMENT SUMMARY

Director Nominees

Name	Age	Director Since	Independent	Board Positions / Committee Membership

Navdeep S. Sooch	57	1996	✓	• Chairman of the Board

William P. Wood	64	1997	✓	• Lead Director • Audit (Member) • Nominating & Governance (Member)

Nina Richardson	61	2016	✓	• Nominating & Governance (Chair) • Compensation (Member)

Business Highlights

Fiscal 2019 Revenue $838M Declined about $30 million, or 3.5% from 2018, with growth in IoT offset by declines in Infrastructure, Broadcast and Access.	Gross Margins 60.9% Strong gross margins up from 60.1% in 2018, reflecting the quality of the company’s products and served markets, as well as product mix.

Cash Flows

$167M

The company ended the year with approximately $730 million in cash, cash equivalents and investments, and is well-positioned to execute on its capital deployment strategy focusing on M&A and share repurchases. In fiscal 2019, the company delivered operating cash flows of $167 million.

Cash Returned to Shareholders

$27M

During 2019, the company returned $27 million to its shareholders through its share repurchase program. As of the end of 2019, the program had around $134 million in remaining authorization through fiscal 2020.

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Delinquent Section 16(a) Reports	41

Annual Report	41

Form 10-K	41

Appendix I: Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures	42

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CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Committed To Environmental Sustainability, Operational Excellence, People And Communities

Silicon Labs is striving to create a smarter and more connected world. Our products, people and purpose help us address some of the world’s biggest challenges. As a global corporate citizen, we are committed to environmental sustainability, operational excellence, and support for people and communities around the world.

Environmental Sustainability	Operational Excellence	People	Community Commitment

Environmental Sustainability

Our products help conserve energy and natural resources. Our solutions enable:

•	Smart metering systems that help conserve electricity, gas and water

•	Safe, fast-charging electric vehicles

•	Solar inverters that transfer power from solar panels to the grid

•	Lighting controls for energy-efficient, LED lighting systems

•	Smart thermostats to reduce energy consumption in homes and buildings

•	Battery management systems that extend battery life and reduce landfill waste

•	Low-power trackers to monitor wildlife and poaching in remote locations

Our environmental initiatives help us lessen the environmental footprint of our operations. These efforts include:

•	Offering incentives and facilities to encourage use of mass transit, electric vehicles, carpools and cycling

•	Buying electricity from renewable sources

•	Installing energy-friendly products, such as LED automatic lighting, low-flow water equipment, and chilled-water AC systems

•	Reducing, Reusing, Recycling – Real-time monitoring of electricity usage, recycling bins, reusable drinkware, and battery and electronic disposal bins

•	Adhering to high standards – Samsung Eco-Partner, Sony Green Partner, Waste-Smart, Platinum Austin Green Business Leader

•	Global adoption of teleconferencing solutions in all sites to reduce unnecessary air travel

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CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Operational Excellence

As a fabless semiconductor company, we demand high standards, including business integrity, and respect for human rights and the environment from our suppliers around the world. We strive to ensure that working conditions are safe, workers are treated with respect and dignity, and global manufacturing processes are environmentally and socially responsible by:

•	Adopting and requiring our suppliers to support the Responsible Business Alliance® (RBA®) Code of Conduct (formerly known as EICC Code of Conduct)

•	Prioritizing qualified suppliers who are socially and environmentally progressive

•

Demanding excellence in our quality and environmental performance, as demonstrated through our extensive product and process qualification commitments, including ISO 9001 Quality Management System and ISO 14001 Environmental Management System

People

We hire the most innovative talent in the world to solve the industry’s toughest problems. We are an equal opportunity employer who values diversity. We do not discriminate on the basis of race, religion, color, national origin, gender, sexual orientation, age, marital status, veteran status or disability status.

•	We are a multi-national and multi-ethnic workforce, with sites and employees in more than a dozen countries.

•	We actively promote gender diversity in our recruitment, development and promotion practices.

•	We provide financial and volunteer support for women in STEM initiatives.

•	We support our female employees with programs such as Women @ Silabs, mentorship circles and sponsorship of women in leadership initiatives in the semiconductor industry.

•

We offer medical, dental, and vision insurance plans to fit the needs of employees and their families. Employees are invited to participate in fitness activities and challenges. Employees have access to broad benefit packages including profit sharing, retirement, short and long-term disability insurance coverage, and life insurance plans.

Community Commitment

Silicon Labs’ philanthropy program provides financial, volunteer and in-kind support to promote the advancement of science, technology, engineering and math (STEM) in education and improve quality of life in communities where we operate. Silicon Labs donates more than 1% of its annual profits to charitable organizations. Our programs include:

•	We offer a corporate match program for employee donations to qualified nonprofit organizations.

•	We offer 24 hours of paid time off per year for employees to volunteer in their communities.

•	We provide financial grants to organizations offering STEM education programs for at-risk students.

•	We engage in community service projects in our communities globally and donate to relief efforts when disasters occur.

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PROXY STATEMENT

SILICON LABORATORIES INC.

PROXY STATEMENT

Annual Meeting of Stockholders to be held on April 21, 2020

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 21, 2020 at 9:00 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, or at any adjournment thereof. On or about March 9, 2020 we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2020 Proxy Statement and 2019 Annual Report.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 26, 2020, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 43,877,220 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 26, 2020. The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof. Stockholders may not cumulate votes in the election of directors. The affirmative vote of a majority of the votes cast (in person or represented by proxy at the Annual Meeting) with respect to each director’s election is necessary for the election of such director. The affirmative vote of a majority of our shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposals Two and Three. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not otherwise specify how the shares represented thereby are to be voted, the Proxy will be voted (i) FOR the election of the directors proposed by the Board of Directors, (ii) FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm and (iii) FOR the approval of an advisory resolution to approve executive compensation. You may revoke or change your Proxy at any time before the Annual Meeting by filing either a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by

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PROXY STATEMENT

mail and the Internet may be supplemented by a solicitation by telephone or other means by directors, officers, or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail and the Internet.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2021 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 9, 2020. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the procedures set forth in our bylaws. Pursuant to our bylaws, stockholder proposals received after November 9, 2020 will be considered untimely. Unless we receive notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2021 annual meeting of stockholders.

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PROPOSAL ONE: ELECTION OF DIRECTORS

MATTERS TO BE CONSIDERED

AT ANNUAL MEETING

Proposal One: Election of Directors

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms. The term of office of the Class I Directors, Navdeep S. Sooch, William P. Wood and Nina Richardson will expire at this Annual Meeting. Messrs. Sooch and Wood and Ms. Richardson have been nominated to continue as Class I Directors. The directors elected as Class I Directors at the Annual Meeting will each serve for a term of three years expiring at the 2023 annual meeting of stockholders, or until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class I Directors with a Term Expiring in 2023 (ages as of Annual Meeting date)

Navdeep S. Sooch, 57

Mr. Sooch co-founded Silicon Labs in August 1996 and has served as Chairman of the Board since our inception. From October 2011 to April 2018, he served as the CEO of Ketra, Inc., a private company in the field of solid state lighting. Mr. Sooch served as our Chief Executive Officer from August 1996 to December 2003 and as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Labs, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University. Mr. Sooch’s prior experience as our Chief Executive Officer as well as his experience as an executive and a semiconductor designer provides him with extensive insight into our industry and our operations and qualifies him to serve as Chairman of our Board of Directors.

William P. Wood, 64

Mr. Wood has served as a Director of Silicon Labs since March 1997 and as Lead Director since December 2005. Since 2018, Mr. Wood has been a direct investor in early stage technology companies. Since 1996, Mr. Wood has also served as a general partner of various funds associated with Silverton Partners, a venture capital firm. From 1984 to 2003, Mr. Wood was a general partner and a special limited partner of various funds associated with Austin Ventures, a venture capital firm. Mr. Wood holds a B.A. in History from Brown University and an M.B.A. from Harvard University. Mr. Wood’s combination of independence and his experience, including past experience as an investor in numerous semiconductor and technology companies, qualifies him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Nina Richardson, 61

Ms. Richardson has served as a Director of Silicon Labs since January 2016. Ms. Richardson is currently a Managing Director of Three Rivers Energy, an energy services company she co-founded in 2004. From February 2013 through February 2015, Ms. Richardson served as the Chief Operating Officer at GoPro. Previously, Ms. Richardson was an operations and management consultant for a diverse group of companies including Tesla Motors, Solaria and TouchTunes Interactive Networks. Ms. Richardson also held a variety of executive positions at Flextronics, including vice president of strategic accounts. Ms. Richardson’s early career included positions at Hughes Aircraft Ground Systems Group and Metcal. Ms. Richardson is also a board member of Resideo Technologies, Inc., a global provider of comfort and security solutions; Exploramed NC7, Exploramed NC8 and Exploramed V, privately held companies in biomedical solutions; Mythic, a privately held edge computing analog device company; and Cohu, Inc. (NASDAQ: COHU), a global provider of back-end semiconductor equipment and services. Ms. Richardson served on the board of SGI until its acquisition by Hewlett-Packard, and Callidus Cloud until its sale to SAP and Zayo Group Holdings, Inc. (NYSE: ZAYO). Ms. Richardson is also currently an advisor to private companies, Eargo, a hearing device provider and Zoox, an autonomous vehicle company. She holds a B.S. in Industrial Engineering from Purdue University and an Executive MBA from Pepperdine University. Ms. Richardson’s combination of independence and her experience, including past experience as an executive officer, qualifies her to serve as a member of our Board of Directors.

Other Directors

Set forth below is information concerning our other Directors whose term of office continues after this Annual Meeting.

Continuing Class II Directors with a Term Expiring in 2021 (ages as of Annual Meeting date)

G. Tyson Tuttle, 52

Mr. Tuttle has served as a Director and our Chief Executive Officer since April 2012. Upon Mr. Bock’s retirement in February 2016, he also became President. Mr. Tuttle served as our Chief Operating Officer and Senior Vice President from May 2011 to April 2012. From January 2010 to May 2011, Mr. Tuttle served as our Chief Technical Officer. From May 2005 to December 2009, he was our Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Labs in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for mass storage and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University. Mr. Tuttle has been granted over 70 patents covering many fundamental semiconductor inventions including key aspects of wireless communications. Mr. Tuttle serves on the boards of the Global Semiconductor Alliance (GSA), Semiconductor Industry Association (SIA) and the Dallas Federal Reserve Bank. Mr. Tuttle’s intimate knowledge of our company and the industry and his service as our Chief Executive Officer qualify him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Sumit Sadana, 51

Mr. Sadana has served as a Director of Silicon Labs since April 2015. Since June 2017, Mr. Sadana has served as Executive Vice President and Chief Business Officer of Micron Technology, Inc. Prior to this role, Mr. Sadana was the President of Sunrise Capital Management, LLC a technology, M&A and financial consulting/advisory firm from June 2016 to May 2017. Prior to this role, Mr. Sadana served as Executive Vice President and Chief Strategy Officer of SanDisk, a provider of flash-based storage solutions, since September 2012 and also as its General Manager of Enterprise Solutions since April 2015. Mr. Sadana previously served as SanDisk’s Senior Vice President and Chief Strategy Officer from April 2010 to September 2012. Prior to 2010, Mr. Sadana held numerous positions at Freescale Semiconductor and IBM, spanning hardware and software development, operations, strategic planning, business development and general management responsibilities. Mr. Sadana has a B.Tech. in Electrical Engineering from the Indian Institute of Technology (IIT), Kharagpur (India) and an M.S. in Electrical Engineering from Stanford University. Mr. Sadana’s combination of independence and his experience, including experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

Gregg Lowe, 57

Mr. Lowe has served as a Director of Silicon Labs since April 2017. Mr. Lowe is currently President and Chief Executive Officer of Cree, an innovator of lighting-class LEDs, lighting products and Wolfspeed™ power and radio frequency (RF) semiconductors. Mr. Lowe is a former President and CEO for Freescale Semiconductor. Mr. Lowe joined Freescale in June 2012. Mr. Lowe previously served as senior vice president and manager of the Analog business at Texas Instruments (TI). Mr. Lowe joined TI’s field sales organization in 1984, with responsibility for growing the company’s business with automobile manufacturers. In 1990, he moved to Germany eventually leading the European automotive sales force, managing teams and customer relationships in France, Germany, Italy, England and Spain. In 1994, Mr. Lowe returned to the U.S. to manage the marketing organization of TI’s microcontroller business and was later promoted to the business General Manager. Later, he led the Application Specific Integrated Circuit organization, overseeing a worldwide team with design centers and customers on each continent. Mr. Lowe earned a Bachelor of Science degree in electrical engineering in 1984 from Rose-Hulman Institute of Technology in Terre Haute, Indiana. He later received the university’s Career Achievement Award to recognize his accomplishments in the community and within the semiconductor industry. He graduated from the Stanford Executive Program at Stanford University. Mr. Lowe currently serves on the boards of The Rock & Roll Hall of Fame in Cleveland, Ohio and St. Edward’s High School in Lakewood, Ohio. Mr. Lowe’s combination of independence and his experience, including experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Continuing Class III Directors with a Term Expiring in 2022 (ages as of Annual Meeting date)

William G. Bock, 69

Mr. Bock served as our President from June 2013 to February 2016. He served as Interim Chief Financial Officer and Senior Vice President from February 2013 until June 2013. He had previously served as Senior Vice President of Finance and Administration from July 2011 to December 2011 and as Chief Financial Officer from November 2006 to July 2011. He joined Silicon Labs as a Director in March 2000 and served as Chairman of the Audit Committee until November 2006 when he stepped down from the Board of Directors to assume the Chief Financial Officer role. Mr. Bock rejoined Silicon Labs’ Board of Directors in July of 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves as Chairman of the Board of SailPoint Technologies Holding Inc. (NYSE: SAIL) and as a Board Director of SolarWinds Corporation (NYSE: SWI). Mr. Bock also currently serves on the Board of Tasktop, a private technology company. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. Mr. Bock’s extensive financial and executive experience and his in-depth knowledge of Silicon Labs qualify him to serve as a member of our Board of Directors.

Jack R. Lazar, 54

Mr. Lazar has served on our Board of Directors since April 2013. Since March 2016, Mr. Lazar has been an independent business consultant. From January 2014 to March 2016, Mr. Lazar served as the Chief Financial Officer at GoPro, Inc., a provider of wearable and mountable capture devices. From January 2013 to January 2014, he was an independent business consultant. From May 2011 to January 2013, Mr. Lazar was employed by Qualcomm and served as Senior Vice President, Corporate Development and General Manager of Qualcomm Atheros, Inc., a developer of communications semiconductor solutions. From September 2003 until it was acquired by Qualcomm in May 2011, Mr. Lazar served in various positions at Atheros Communications, Inc., a provider of communications semiconductor solutions, most recently as Senior Vice President of Corporate Development, Chief Financial Officer and Secretary. Mr. Lazar has served on the board of directors of Mellanox Technologies, Ltd. (NASDAQ: MLNX), a semiconductor company, since June 2018, Resideo Technologies, Inc. (NYSE: REZI), a provider of comfort with security solutions, since October 2018 and Casper Sleep, Inc. (NYSE: CSPR), a provider of sleep-centric products to consumers, since April 2019. Mr. Lazar served on the board of directors of Quantenna Communications, a semiconductor company, from July 2016 through June 2019. Since July 2016 and from October 2013 until its sale to Adobe in December 2016, he served on the board of directors of TubeMogul, Inc., an enterprise software company for digital branding. Mr. Lazar is a certified public accountant (inactive) and holds a B.S. in Commerce with an emphasis in Accounting from Santa Clara University. Mr. Lazar’s combination of independence and his experience, including past experience as an executive officer, qualifies him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Christy Wyatt, 48

Ms. Wyatt became a Director of Silicon Labs in January 2019. She has been the President and Chief Executive Officer of Absolute Software Corporation, which specializes in self-healing endpoint security technology since November 2018. From August 2016 through November 2018, Ms. Wyatt served as President and Chief Executive Officer of Dtex Systems, a leading user behavior intelligence and insider threat detection company and as a board member from August 2016 through May 2019. Ms. Wyatt also served as a director of Centrify, a leading privileged access management technology company, from February 2016 through August 2018. Previously, Ms. Wyatt served as Chairman, Chief Executive Officer and President of Good Technology Corporation from January 2013 to October 2015 when it was acquired by BlackBerry. Ms. Wyatt has held leadership positions at various high-tech and enterprise companies including Citigroup, Motorola Mobility, Apple and Palm. She was named a “Top 50 Women Entrepreneur in America” by Inc. Magazine, “CEO of the Year” by Information Security Global Excellence Awards and a “Most Influential Women in Wireless” by Fierce Wireless. She is also a board member of Absolute Software Corporation (OTCMKTS: ALSWF) and Quotient Technology, Inc. (NYSE: QUOT). Ms. Wyatt’s combination of independence and her experience, including past experience as an executive officer of technology companies, qualifies her to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Board Leadership/Independence

The Board of Directors separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board of Directors has also designated Mr. Wood as the Lead Director. The Lead Director’s duties include presiding over executive sessions of the Company’s independent directors and serving as principal liaison between the non-employee directors, the Chief Executive Officer and the Chairman of the Board on sensitive issues. The Board believes that the appointment of the Lead Director and the separation of the Chairman and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer, Chairman of the Board and Lead Director facilitates the active participation of our independent directors and enables our Board of Directors to provide more effective oversight of management. The Board of Directors has determined that Messrs. Bock, Lazar, Lowe, Sadana, Sooch and Wood and Mses. Richardson and Wyatt are each independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. Independent directors met in executive session without the Chief Executive Officer and other non-independent directors present on four occasions during fiscal 2019.

Any member of our Board of Directors may resign at any time by delivering written notice to the Company. When a director resigns, a majority of the directors remaining in office shall have the power to fill the vacancy on the Board of Directors and the director so elected shall hold office for the unexpired portion of the term of the resigned director.

Committees and Meetings

During fiscal 2019, our Board of Directors held a total of twelve meetings. Our Board of Directors has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and a Mergers and Acquisitions Committee. During fiscal 2019, each incumbent director attended or participated in at least 75% of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings held by all committees of the Board of Directors on which such director served.

Audit Committee. The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The Committee also reviews the Company’s policies and practices with respect to risk management including cyber security risks. The members of the Audit Committee are Messrs. Lazar and Wood and Ms. Wyatt. Mr. Lazar serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Lazar is qualified as an audit committee financial expert pursuant to Item 407 of Regulation S-K and as a financially sophisticated audit committee member under Rule 5605(c)(2)(A) of the Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee held six meetings during fiscal 2019.

Compensation Committee. The Compensation Committee reviews and approves all compensation to be provided to our executive officers and makes recommendations to the Board of Directors regarding our compensation of directors. In addition, the Compensation Committee has authority to administer our stock incentive and stock purchase plans. The members of the Compensation Committee are Messrs. Sadana and Lowe and Ms. Richardson. Mr. Sadana serves as Chairman of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis. The Compensation Committee held four meetings during fiscal 2019.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors. In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations. The Committee also reviewed issues and developments related to corporate governance and environmental and social matters. The members of the Nominating and Corporate Governance Committee are Mr. Wood and Mses. Richardson and Wyatt. Ms. Richardson serves as Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our Internet website under the “Investor Relations” page. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy, which is also located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Nominating and Corporate Governance Committee held three meetings during fiscal 2019.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee reviews and makes recommendations to the Board of Directors regarding potential material acquisitions and divestitures. The members of the Mergers and Acquisitions Committee are Messrs. Bock, Lazar, Lowe and Sadana. Mr. Bock serves as Chairman of the Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee held two meetings during fiscal 2019.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. The Company’s Corporate Governance Policy (approved by the Board of Directors) provides that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills. The Company does not have any other formal policy with respect to the diversity of our directors. The Nominating and Corporate Governance Committee considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election.

In identifying potential director candidates, the Nominating and Corporate Governance Committee considers recommendations made by current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 9, 2020 to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.

In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by

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PROPOSAL ONE: ELECTION OF DIRECTORS

such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable. Except for Mr. Wood, who was out of the country at the time, all of the directors in office at the time of the annual meeting of stockholders held on April 18, 2019 attended such meeting.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. Our Code of Business Conduct and Ethics is located on our website under the “Investor Relations” page. Our website address is http://www.silabs.com.

Risk Management

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team, the Chief Information Officer, the Chief Security Officer and the Company’s independent registered public accounting firm. In addition, members of management (including the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer) may also report directly to the Board of Directors on significant risk management issues.

Director Compensation and Indemnification Arrangements

Under the 2009 Stock Incentive Plan, on the date of the 2019 annual meeting of stockholders, the Board of Directors granted each non-employee director a Restricted Stock Unit (“RSU”) award covering a number of shares of the Company’s common stock equal to $170,000 (or $225,000 for the Chairperson of the Board) divided by the average closing price of the Company’s common stock during the 30 trading days ending on the second trading day preceding the grant date; provided that any former employee of the Company must have served as a non-employee director for at least six months in order to receive such award. Accordingly, as Chairman of the Board, Mr. Sooch received a grant of 2,700 RSUs and Messrs. Bock, Lazar, Lowe, Sadana, Wood and Mses. Richardson and Wyatt each received a grant of 2,040 RSUs on the date of the 2019 annual meeting of stockholders. The RSU awards require no purchase price payment and will vest on approximately the first anniversary of the date of grant.

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PROPOSAL ONE: ELECTION OF DIRECTORS

During 2019, we paid our non-employee directors cash compensation consisting of (i) $50,000 per person per year, (ii) an additional $20,000 per year for the Chairman of the Audit Committee, (iii) an additional $9,000 per year for each Audit Committee member (excluding the Chairman), (iv) an additional $20,000 per year for the Chairman of the Compensation Committee, (v) an additional $9,000 per year for each Compensation Committee member (excluding the Chairman), (vi) an additional $10,000 per year for the Chairman of the Nominating and Corporate Governance Committee, (vii) an additional $5,000 per year for each Nominating and Corporate Governance Committee member (excluding the Chairman), (viii) an additional $20,000 per year for the Lead Director (ix) an additional $10,000 per year for the Chairman of the Mergers and Acquisitions Committee, (x) an additional $5,000 per year for each Mergers and Acquisitions Committee member (excluding the Chairman) and (xi) an additional $20,000 per year for the Chairman of the Board. Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter.

Cash compensation was pro-rated if the individual served less than the full year in a position.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased directors’ and officers’ liability insurance.

In addition to the above compensation, we also reimburse non-employee directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2019.

Director Compensation Table for Fiscal 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
William G. Bock	60,000	189,210	249,210
Jack R. Lazar	75,000	189,210	264,210
Gregg Lowe	64,000	189,210	253,210
Nina Richardson	70,198	189,210	259,408
Sumit Sadana	76,497	189,210	265,707
Navdeep S. Sooch	70,000	250,425	320,425
William P. Wood	85,497	189,210	274,707
Christy Wyatt	56,613	189,210	245,823

(1)

Amounts shown do not reflect compensation actually received by the director but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). The assumptions underlying the calculation are discussed under Note 15, Stock-Based Compensation, of the Company’s Form 10-K for the fiscal year ended December 28, 2019.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote

FOR the election of the Nominees for Class I Directors as listed above.

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 2, 2021. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2019 and 2018:

	2019 ($)	2018 ($)
Audit fees	1,198,000	1,380,900
Audit-related fees	578,800	1,500
Tax fees	83,900	439,400
All other fees	4,700	2,200
Total	1,865,400	1,824,000

Audit Fees. Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and attestation of management’s report on internal controls over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting. During fiscal 2019, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the Audit Committee will

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Recommendation of the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of

Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 2, 2021.

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PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Three: Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the Named Executive Officers, who are critical to our success. Under this program, the Named Executive Officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables beginning on page 22 of this Proxy Statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers in fiscal 2019.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices.

We are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement is hereby approved.”

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR approval of the above resolution.

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OTHER MATTERS

Other Matters

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

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OWNERSHIP OF SECURITIES

Ownership of Securities

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2020 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the named executive officers in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)

G. Tyson Tuttle(3)	285,413	*

John Hollister(4)	58,627	*

Brandon Tolany(5)	76,522	*

D. Mark Thompson(6)	34,396	*

R. Matthew Johnson(7)	2,544	*

Alessandro Piovaccari (8)	25,953	*

Navdeep S. Sooch	430,747	*

William G. Bock	35,751	*

Jack R. Lazar	12,351	*

Gregg Lowe	4,527	*

Nina Richardson	3,932	*

Sumit Sadana	5,313	*

William P. Wood	32,351	*

Christy Wyatt	—	*

Entities deemed to be affiliated with BlackRock, Inc.(9)	5,843,351	13.43%

Entities deemed to be affiliated with The Vanguard Group(10)	4,168,236	9.58%

Entities deemed to be affiliated with FMR LLC(11)	6,506,783	14.96%

All directors and executive officers as a group (14 persons)(12)	1,019,743	2.33%

Total Beneficial Ownership	17,564,066	40.12%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 West Cesar Chavez, Austin, Texas 78701.
(2)

Percentage of ownership is based on 43,505,105 shares of common stock outstanding on January 31, 2020. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2020 and shares of common stock subject to restricted stock units which will become vested within 60 days after January 31, 2020 are deemed outstanding for computing the percentage for the person or group holding such awards but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 100,000 shares issuable upon exercise of stock options, 25,000 of which are vesting February 15, 2020 and 51,010 shares issuable upon the release of vested restricted stock units.
(4)	Includes 24,061 shares issuable upon the release of vested restricted stock units.
(5)	Includes 36,470 shares issuable upon exercise of stock options and 26,860 shares issuable upon the release of vested restricted stock units.
(6)	Includes 14,916 shares issuable upon the release of vested restricted stock units.
(7)	Includes 2,544 shares issuable upon the release of vested restricted stock units.
(8)	Includes 12,620 shares issuable upon the release of vested restricted stock units.

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OWNERSHIP OF SECURITIES

(9)

Pursuant to a Schedule 13G/A dated February 10, 2020 filed with the SEC, BlackRock, Inc. reported that as of December 31, 2019 it and certain related entities had sole voting power over 5,750,573 shares and sole dispositive power over 5,843,351 shares and that its address is 55 East 52nd Street, New York, New York 10055.

(10)

Pursuant to a Schedule 13G/A dated February 12, 2020 filed with the SEC, The Vanguard Group reported that as of December 31, 2019 it and certain related entities had sole voting power over 90,962 shares, sole dispositive power over 4,073,051 shares, shared voting power over 10,130 shares, and shared dispositive power over 95,185 shares and that its address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(11)

Pursuant to a Schedule 13G/A dated February 07, 2020 filed with the SEC, FMR LLC reported that as of December 31, 2019 it and certain related entities had sole voting power over 2,547,844 shares and sole dispositive power over 6,506,783 shares and that its address is 245 Summer Street, Boston, Massachusetts 02210.

(12)	Includes an aggregate of 136,470 shares issuable upon exercise of stock options and an aggregate of 132,909 shares issuable upon the release of vested restricted stock units.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

Mr. Sadana, a Director of the Company, is Executive Vice President and Chief Business Officer of Micron Technology, Inc., a public company that produces computer memory and computer data storage. In fiscal 2019, we sold approximately $0.2 million of products to Micron Technologies, Inc. in the ordinary course of business.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC. We have also adopted a written policy regarding the approval of all related party transactions. Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers. The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year. All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department. Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict. In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence

See the subsection entitled “Committees and Meetings” in the section of this Proxy Statement entitled “Proposal One: Election of Directors.”

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AUDIT COMMITTEE REPORT

Audit Committee Report

The following is the report of the Audit Committee with respect to the audit of the fiscal 2019 audited consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal controls over financial reporting and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm, Ernst & Young LLP, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements for the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Jack R. Lazar (Chairman)

William P. Wood

Christy Wyatt

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EXECUTIVE OFFICERS

Executive Officers

Set forth below is information regarding the executive officers of Silicon Labs as of January 31, 2020 (ages as of Annual Meeting date).

Name	Age	Position
G. Tyson Tuttle	52	President, Chief Executive Officer and Director
John Hollister	50	Senior Vice President and Chief Financial Officer
Brandon Tolany	45	Senior Vice President of Worldwide Sales & Marketing
D. Mark Thompson	51	Senior Vice President and General Manager, Infrastructure and Automotive
R. Matthew Johnson	44	Senior Vice President and General Manager, IoT
Alessandro Piovaccari, PhD(1)	56	Senior Vice President and Chief Technology Officer
Sandeep Kumar, PhD	55	Senior Vice President of Worldwide Operations

(1)

Alessandro Piovaccari, the Company’s Executive Vice President and Chief Technology Officer, served as an executive officer of the Company until October 21, 2019 and has continued to serve as an employee of the Company.

G. Tyson Tuttle has served as a Director and our Chief Executive Officer since April 2012. Upon Mr. Bock’s retirement in February 2016, he also became President. Mr. Tuttle served as our Chief Operating Officer and Senior Vice President from May 2011 to April 2012. From January 2010 to May 2011, Mr. Tuttle served as our Chief Technical Officer. From May 2005 to December 2009, he was our Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Labs in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for mass storage and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University. Mr. Tuttle has been granted over 70 patents covering many fundamental semiconductor inventions including key aspects of wireless communications. Mr. Tuttle serves on the boards of the Global Semiconductor Alliance (GSA), Semiconductor Industry Association (SIA) and the Dallas Federal Reserve Bank.

John Hollister has served Silicon Labs as our Senior Vice President and Chief Financial Officer since June 2013. Prior to this role, Mr. Hollister was our Vice President, Business Development since April 2012 and also served as our Chief Information Officer from November 2012 to June 2013. Mr. Hollister served as our Vice President, Manufacturing and Asia Operations from November 2009 to April 2012. From April 2007 to October 2009, he was Managing Director, Asia Operations. Mr. Hollister joined Silicon Labs in 2004 and held financial management positions until April 2007. Prior to joining Silicon Labs, Mr. Hollister’s experience included Vice President of Finance at Cicada Semiconductor as well as various finance positions at Cirrus Logic, Veritas DGC, 3-D Geophysical and PricewaterhouseCoopers LLP. Mr. Hollister is a Certified Public Accountant and has a master’s degree in Accounting and a bachelor’s degree in Business Administration from the University of Texas at Austin. Mr. Hollister also serves as Chairman of the Board for the Central Texas Chapter of the American Red Cross.

Brandon Tolany has served as our Senior Vice President of Worldwide Sales since January 2016. Prior to joining Silicon Labs, Mr. Tolany served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor where he led global sales and marketing activities from 2013 to 2015. During his tenure at Freescale, Brandon progressed in a range of leadership positions including Vice President of Global Marketing for Microcontrollers and Director of Sales and Field Application Engineering for Freescale’s Americas West Region. Mr. Tolany started his career at Freescale in 2004 as a marketing manager for the i.MX applications processor product line. Prior to joining Freescale, Mr. Tolany was Director of Sales and Business Development for Luminent where he led global marketing efforts. He also served as a product manager at Mitsubishi Electric. Mr. Tolany holds a bachelor’s degree in Communications from the University of Texas at Austin. Mr. Tolany also serves as a board member for the Rosedale Foundation.

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EXECUTIVE OFFICERS

Sandeep Kumar, PhD has served as our Senior Vice President of Worldwide Operations since July 2013. He previously served as Vice President of Operations Engineering from September 2009 to July 2013. He joined Silicon Labs in July 2006 and is responsible for worldwide operations. His team includes the manufacturing teams, product and test engineering, quality assurance, failure analysis, as well as the prototype production and reliability test labs; and works closely with the technology organization in driving the process and package engineering strategies. Dr. Kumar’s group drives the company technology strategy and supplier choices. Prior to joining Silicon Labs, Dr. Kumar managed global test engineering teams and was responsible for worldwide product and test engineering for the storage business at Agere Systems, Lucent Technologies and AT&T Bell Labs. Dr. Kumar has a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology in Bombay, a M.S. in Electrical Engineering from the University of Evansville in Indiana and a Ph.D. in Electrical Engineering from Lehigh University. He serves on the Electrical and Computer Engineering Department’s Industry Advisory Council for Southern Illinois University in Carbondale, IL.

D. Mark Thompson has served as Senior Vice President and General Manager of Silicon Labs’ Infrastructure and Automotive products since July 2, 2019, directing the strategy for a large portfolio of products including timing, isolation, automotive radio, broadcast audio and video, PoE and other analog products. Mr. Thompson joined Silicon Labs in 2000 as a product manager for the company’s silicon direct access arrangement (DAA) product family and has served in a variety of roles in multiple business units including marketing director, general manager and vice president. Prior to Silicon Labs, Mr. Thompson held various engineering and marketing positions at BMC Software and Motorola’s semiconductor products sector. Mr. Thompson holds an MBA, an MS in electrical and computer engineering, and a BS in electrical engineering from The University of Texas at Austin. Mr. Thompson holds four patents in microcontroller and wireless technologies. He also serves as a community board member for Caritas of Austin.

R. Matthew Johnson has served as our Senior Vice President and General Manager of Silicon Labs’ IoT group since July 2018. He is responsible for the development and market success of multiprotocol wireless SoCs and modules, microcontrollers, development tools, and wireless software stacks including Zigbee, Thread, Z-Wave, Wi-Fi, Bluetooth and proprietary protocols. Prior to joining Silicon Labs, Mr. Johnson served as Senior Vice President and General Manager of automotive processing products and software development at NXP Semiconductors. Mr. Johnson holds a BS in electrical engineering technology from the University of Maine and has completed executive programs at Harvard Business School and Stanford University. Mr. Johnson also serves on the Board of Trustees for Dell Children’s Foundation.

Alessandro Piovaccari, PhD has served as our Senior Vice President and Chief Technology Officer since February 2015. He is responsible for the Company’s product and technology research and development. He joined Silicon Labs in 2003 to design the Company’s single-chip FM radio products and he co-architected the Company’s single-chip TV tuner IC. Previously, Dr. Piovaccari worked as a research scientist at Tanner Research joining in 1997 to develop CMOS neuro-inspired image processors. From 1998 to 2003, he was a member of the design services team at Cadence Design Systems, focusing on CMOS RFICs and high-speed SerDes IP development. Dr. Piovaccari holds 38 patents, is a Senior Member of IEEE, a Full Member of AES and a member of the Forbes Technology Council. Dr. Piovaccari received Laurea and PhD degrees in electronic engineering and computer science from the University of Bologna and a Post-Master’s Certificate with Honors in electrical engineering from Johns Hopkins University. Dr. Piovaccari also serves as a board member for the Skillpoint Alliance, as a member of the advisory council of UTeach Natural Sciences at The University of Texas at Austin, College of Natural Sciences, as an advisor for the Center for Leadership Education, G. W. Whiting School, John’s Hopkins University, and he is a part of the steering committee of the IEEE CICC conference.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2019 compensation program for our principal executive officer, principal financial officer, three other most highly compensated executive officers and Alessandro Piovaccari, who would have been one of our three most highly compensated officers but for the fact that he no longer serves as an executive officer at the end of fiscal 2019. For 2019, these individuals were:

•	G. Tyson Tuttle, our Chief Executive Officer (our “CEO”).

•	John Hollister, our Senior Vice President and Chief Financial Officer (“CFO”).

•	Brandon Tolany, our Senior Vice President of Worldwide Sales

•	D. Mark Thompson, our Senior Vice President and General Manager, Infrastructure and Automotive

•	R. Matthew Johnson, our Senior Vice President and General Manager, IoT

•	Alessandro Piovaccari, PhD, our Senior Vice President and Chief Technology Officer

We refer to these executive officers collectively in this Proxy Statement as the “Named Executive Officers” or “NEOs.”

Here, we describe the material elements of our compensation program for the Named Executive Officers during 2019 as administered by the Compensation Committee. This analysis also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, for our Named Executive Officers. Finally, we explain how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2019 and discuss the key factors that the Compensation Committee considered in determining their compensation.

2019 Business Results

Silicon Labs made measurable progress in 2019 toward achieving its goals despite a challenging macro environment for the semiconductor industry, with weakness in broad-based industrial and automotive markets, as well as trade policy volatility and export controls on key customers impacting growth. Total revenue declined 3.5 percent from 2018, with growth in IoT offset by declines in Infrastructure, Broadcast and Access. Although these results fell short of expectations, Silicon Labs was pleased to have outperformed the market with secular growth drivers in wireless IoT and Infrastructure.

The Company saw strong design win activity in 2019, which increased more than 30 percent year-on-year in expected lifetime revenue, providing a tailwind for future growth and a validation of Silicon Labs’ strategy in IoT, Infrastructure and automotive markets, which have grown to more than 80 percent of total revenue.

Silicon Labs delivered strong GAAP gross margins of 60.9% in 2019, up from 60.1% in 2018, reflecting the quality of the Company’s products and served markets, as well as product mix. GAAP operating income and net income for the year declined from 2018 due to lower revenue combined with a 4% year-on-year increase in operating expenses. In Q2, the 9th Circuit Court of Appeals ruled in favor of the IRS in the Altera case, and Silicon Labs recorded a $28 million GAAP tax charge to its provision related to a deferred tax asset previously recognized in connection with intercompany cost sharing arrangements. Interest income earned increased as a result of higher market interest rates and larger investment balances, with interest expense about flat year-on-year. Headcount grew approximately 3% from 2018 due to organic hiring.

Silicon Labs’ cash flow from operations has been positive nearly every quarter since it went public in 2000. Strong operating cash flow of $167 million enabled Silicon Labs to repurchase $27 million of its shares. The Company ended the year with approximately $730 million in cash, cash equivalents and investments, and $134 million remaining in its share repurchase authorization through fiscal 2020. Silicon Labs is well-positioned to execute on its capital deployment strategy focusing on M&A and share repurchases.

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COMPENSATION DISCUSSION AND ANALYSIS

2019 Business Highlights

•

Silicon Labs made measurable progress in 2019 toward achieving its goals despite a challenging macro environment for the semiconductor industry, with weakness in broad-based industrial and automotive markets, as well as trade policy volatility and export controls on key customers impacting growth.

•

IoT products grew 5% year-on-year, falling short of expectations primarily due to broad-based macro weakness, which impacted microcontroller and wireless products. Wireless is the Company’s fastest growing product category, achieving more than one billion units shipped to date and representing more than 65 percent of total IoT revenue. Wireless revenue grew 14% in fiscal 2019, powered by secular drivers including ramps in smart home, security and high-volume lighting customers; progress in the UK smart metering market; continued integration of connectivity into gateways; and adoption of IoT in the broader industrial market. In contrast, the World Semiconductor Trade Statistics (WSTS) reported a 16% decline in the wireless market.

•

Infrastructure revenue declined 8% year-on-year, with secular growth in 5G, solar and electric vehicles providing some offset to macro weakness in timing and isolation. Silicon Labs has established itself as the leading provider of digital isolation technology to the cloud, telecom, solar and electric vehicle markets, which delivered growth despite a weak automotive market. Over the past few years, the Company has expanded and diversified its timing portfolio beyond core and metro optical networking markets to address adjacent opportunities in industrial, data center, wireless infrastructure and automotive markets, which combined, now represent more than 40 percent of overall timing revenue. Silicon Labs is well positioned to address the large, emerging 5G growth opportunity with four out of the top five suppliers of wireless infrastructure equipment using its timing solutions in their initial 5G deployments.

•

Broadcast product revenues declined 19% for the year, below expectations due to a weak automotive market. A maturing market combined with ASP reductions resulted in a decline in Broadcast consumer product revenue with worldwide TV tuner market share more than 75%. A weak global automotive market drove a decline in automotive radio product revenue.

•	Access declined 19%, falling short of expectations due to broad macro weakness.

•	Worldwide distribution revenue declined 1% from 2018 and represented 73% of 2019 revenue.

•	Revenue from the Company’s top ten customers was 21%, and no single customer was greater than 10% of total revenue.

Significant Executive Compensation Actions

Our Compensation Committee, which consists entirely of independent directors, sets the compensation of our Named Executive Officers. For 2019, the Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:

•	Held base salaries flat for all Named Executive Officers.

•

Approved cash incentive bonus targets tied to our 2019 financial performance with such bonuses resulting in payouts to our continuing Named Executive Officers of 62.3% of target for Messrs. Tuttle and Hollister, 81.7% of target for Mr. Tolany, 80.3% of target for Mr. Johnson, 78.3% of target for Mr. Thompson and 73.1% of target for Dr. Piovaccari.

•

Approved long-term incentive compensation, in the form of a combination of Restricted Stock Units (“RSUs”) and Market Stock Units (“MSUs”) to align our executives’ incentives with our stockholders, retain key employees, and reward performance.

Significant Corporate Governance Standards

We have endeavored to maintain high standards in our executive compensation and governance practices. The following policies were in effect in 2019:

•	We do not provide excise tax gross-ups in the event of a change in control.

•

We have stock ownership guidelines for our CEO and CFO requiring them to hold Silicon Labs equity with a value equal to a multiple of three times their base salary (following a phase-in period). Other executive officers are required to hold equity with a value of one times their base salary (following a phase-in period).

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COMPENSATION DISCUSSION AND ANALYSIS

•	We have stock ownership requirements for our Board of Directors requiring them to hold Silicon Labs equity with a value equal to three times their annual cash retainer following a phase-in period.

•	We restrict hedging and pledging of the Company’s securities.

•	All employee change in control agreements contain double trigger (rather than single trigger) change in control provisions.

•

We do not provide significant perquisites or other personal benefits to our executive officers. Other than an annual physical examination paid for by the Company, our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time employees.

•	The roles of Chairman of the Board and Chief Executive Officer are separated. Our Board also includes the position of Lead Independent Director.

•	We do not offer retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers, other than the 401(k) plan offered to all salaried full-time employees.

•	The compensation consultant engaged by the Compensation Committee does not provide any other services to the Company.

•

We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

•

We have a recoupment (or clawback) policy to provide for recovery of incentive compensation from any executive officer whose fraud or willful misconduct results in a restatement of our financial results.

Compensation Philosophy

Our executive compensation program supports our long-term strategic and operational goals. It is intended to attract, motivate, and retain talented individuals to serve as our executive officers. The Compensation Committee designs the various components of our executive compensation program to be market competitive and support growth and profitability objectives while remaining aligned with our culture.

We hold our executives to high performance standards and our compensation plans for our CEO and other Named Executive Officers are designed to deliver competitive base pay and attractive incentive opportunities if performance is outstanding while delivering significantly lower actual compensation when performance is below our rigorous standards. To this end, a significant portion of target compensation for our executives is designed to be at risk.

Salaries are compared not only to our peer group listed below, but also to data from Radford Technology survey. Our target for salaries, considering data from each source, is market competitive. Our cash incentive plan, discussed below, is based primarily on achieving corporate targets but also incorporates individual objectives for selected Named Executive Officers. This plan targets above-market awards when the Company is performing and places cash incentives at risk when performance targets are not achieved. See also Annual Cash Incentive Bonus below.

Our equity program includes both time-based RSUs and performance-based MSUs which are intended to maintain high performance standards in our long-term incentive plan. Our MSUs require significant levels of performance measured by our total shareholder return (or “TSR”) relative to the TSRs of a group of benchmark companies consisting of publicly traded companies included in the Philadelphia Semiconductor Index (“XSOX” or “Index”) and our peer group of companies listed under “Compensation Setting Process – Competitive Positions” below.

This approach provides a strong alignment between pay-for-performance, operational results and retention of key executive talent. The design appropriately establishes a clear focus on achieving our financial objectives and TSR. As such, our compensation program provides modest compensation when longer-term performance is below expectations. We believe that this approach optimally aligns the interests of management and our stockholders and results in the greatest emphasis on long-term stockholder value creation. For more information on the design of our equity programs and for awards granted in 2019, see “Long-term Incentives Equity Awards” below.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation-Setting Process

Role of Compensation Committee. The Compensation Committee is responsible for administering our executive compensation program, as well as determining and approving the compensation for our Named Executive Officers. The Compensation Committee regularly reports to our Board of Directors on its deliberations and actions.

The Compensation Committee uses a balanced approach to set the compensation of our executive officers, with each primary direct component of compensation (base salary, annual cash incentive bonus, and long-term incentive compensation) designed to play a specific role in achieving this objective. The Compensation Committee determines the compensation of each executive officer with respect to each compensation component based, in part, on its own analysis of competitive market data and the recommendations of our CEO, both as described below. Additionally, the Compensation Committee periodically reviews whether our compensation policies and practices create any risks reasonably likely to have a material adverse impact on the Company and the steps that have or should be taken to monitor and mitigate such risks.

The Compensation Committee exercises its own judgment in making its compensation decisions and may accept or reject our CEO’s recommendations. In addition, the Compensation Committee receives input from its compensation consultant and meets in executive session (without our CEO present) prior to making its final determinations regarding compensation.

Differences in compensation among our executive officers are the result of the Compensation Committee’s exercise of its judgment, following its review of our CEO’s recommendations, its analysis of competitive market data and its consideration of overall Company performance, competitive pressures, business conditions and the potential financial impact of compensation decisions, including share ownership dilution. Pay recommendations were based on competitive market data from the compensation consultant and a variety of other factors, including level of performance, the vesting and value of outstanding equity awards, each individual’s tenure, prior experience, distinctive value to the Company, variances in job responsibilities relative to similarly titled officers at other companies and the Compensation Committee’s determination of the appropriate mix of compensation elements (including base salary, cash incentives and equity incentives).

In determining the compensation of our CEO, the Compensation Committee consults with the other independent members of our Board of Directors, assesses our CEO’s individual performance and considers competitive market data and the other factors described above.

For our Named Executive Officers, the Committee targets market median for base salaries and targets greater than market total direct compensation when our stringent performance targets are achieved. The factors described above provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.

The Committee also noted that our stockholders approved our executive compensation practices pursuant to the advisory vote at our 2019 annual stockholders meeting and the Committee believes that our compensation practices are at least as favorable to the Company as those that were previously approved.

Role of Management. In carrying out its responsibilities, the Compensation Committee works with members of our management, including our CEO. Typically, our management assists the Compensation Committee by providing information on Company performance and its perspective on compensation matters. Our CEO generally attends Compensation Committee meetings (except with respect to discussions involving his own compensation or other executive sessions of the committee).

Our CEO formulates recommendations regarding our executive officers’ compensation (except for his own compensation) for the Compensation Committee using the factors mentioned above and his performance evaluation. Our CEO does not use a specific formula.

Our CEO conducts this assessment with the assistance of our Chief People Officer. Our CEO then makes formal recommendations to the Compensation Committee, using data from compensation firms Compensia and Radford, regarding adjustments to base salary, annual cash incentive bonus opportunities and equity awards for his team. Our CEO also recommends performance measures and related target levels for annual cash incentive bonuses and equity awards for his team.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee solicits and reviews our CEO’s recommendations and proposals on compensation-related matters. They consider this recommendation, among other factors, as they make compensation decisions for our executive officers.

Role of Compensation Consultant. The Compensation Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the administration of our executive compensation programs.

The Compensation Committee retained Compensia, Inc., a national compensation consulting firm providing executive compensation advisory services (“Compensia”), to provide competitive market data and analysis regarding material elements of compensation, including base salary, cash incentives and equity incentives. Compensia served at the discretion of the Compensation Committee. Compensia did not provide any other services to the Company in 2019.

With the approval of the Compensation Committee, Compensia provides our CEO and our Chief People Officer with market data regarding compensation for our executive officers so that our CEO’s compensation recommendations to the Compensation Committee are consistent with our compensation philosophy.

Competitive Positioning. The Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity. In late 2018, the Compensation Committee directed Compensia to use data gathered from the 2018 Radford High-Technology Executive Compensation Survey and publicly-available information from the following companies to identify and analyze the competitive market for 2019 executive compensation:

Ambarella	MACOM Technology Solutions
Cavium Inc.	MaxLinear
Cirrus Logic	Mellanox Technologies
Cree	Microsemi Corporation
Cypress Semiconductor Corporation	Monolithic Power Systems Inc.
Inphi	Power Integrations Inc.
Integrated Device Technology, Inc.	Semtech Corporation
Synaptics Incorporated

Compensation Elements

The primary components of our executive compensation program are base salary, annual cash incentive bonus and equity awards. The Compensation Committee does not use a prescribed formula for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salary. The 2019 base salaries are set forth in the following table:

Named Executive Officer	2018 Base Salary ($)	Percentage Increase	2019 Base Salary ($)
G. Tyson Tuttle	652,174	0%	652,174
John Hollister	393,000	0%	393,000
Brandon Tolany	390,000	0%	390,000
D. Mark Thompson	386,400	0%	386,400
R. Matthew Johnson	375,000	0%	375,000
Alessandro Piovaccari	360,630	0%	360,630

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Bonus. Each year, the Compensation Committee adopts a bonus plan (the “Bonus Plan”) to reward exceptional performance and align the financial incentives of our Named Executive Officers with our short-term operating plan and long-term strategic objectives and the interests of our stockholders. The Compensation Committee approves the design, structure, and performance objectives, as well as each objective’s relative weighting, under the Bonus Plan. The Compensation Committee designs the Bonus Plan to pay each Named Executive Officer up to 150% of his target annual cash incentive bonus opportunity for outstanding performance. Consistent with our “pay-for-performance” philosophy, however, no payment is guaranteed if an executive officer fails to meet the minimum established performance objectives for his award opportunity under the Bonus Plan.

Typically, the Compensation Committee establishes one or more corporate financial metrics tied to our annual operating plan as the principal measures for determining each executive officer’s annual cash incentive bonus. For 2019, consistent with our business strategy, the Compensation Committee established adjusted revenue, adjusted gross profit and adjusted operating income as a percentage of adjusted revenue as the principal corporate financial metrics. For this purpose, “adjusted revenue” and “adjusted gross profit” and “adjusted operating income” mean revenue, gross profit and operating income as determined under generally accepted accounting principles modified for stock compensation expense, intangible asset amortization, acquisition-related items and restructuring charges. These adjusted measures more clearly highlight the results of core ongoing operations. For purposes of cash incentive bonuses, the Compensation Committee reserves the authority to determine whether to exclude any item when making adjustments from the corresponding GAAP metric.

To reflect their functional roles and responsibilities, the Compensation Committee established corporate financial metrics as set forth in the table below for the purpose of determining the annual cash incentive bonuses for the Named Executive Officers. With respect to adjusted revenue, adjusted gross profit and adjusted operating income, the percentage payout was determined using a sliding scale based on actual performance, with no minimum payout and a maximum payout of 150% of the executive’s target annual cash incentive bonus opportunity for above-target performance. The plan allowed for 100% payout at 100% of plan target. For the adjusted revenue component, there was a decreasing scale to 10% at 90% of plan target, no payment below 90% of target and a maximum payout of 150% at 110% of target. For the adjusted gross profit and adjusted operating income components, there was a decreasing scale to 10% at 80% of plan target, no payment below 80% of target and a maximum payout of 150% at 120% of target.

For 2019, the target annual cash incentive bonus opportunities and the relative weighting of the corporate financial metrics in their capacities as Named Executive Officers were as follows:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity (as a Percentage of Base Salary) (%)	Performance Metrics	Weighting %
G. Tyson Tuttle	130%	Adjusted Revenue	50%
		Adjusted Operating Income %	50%
John Hollister	100%	Adjusted Revenue	50%
		Adjusted Operating Income %	50%
Brandon Tolany	100%	Adjusted Revenue	50%
		MBO	50%
D. Mark Thompson	80%	Adjusted Revenue	25%
		Adjusted Gross Profit MBO	25% 50%
R. Matthew Johnson	80%	Adjusted Revenue	25%
		Adjusted Gross Profit MBO	25% 50%
Alessandro Piovaccari	75%	Adjusted Revenue	25%
		Adjusted Operating Income %	25%
		MBO	50%

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COMPENSATION DISCUSSION AND ANALYSIS

Award Decisions and Analysis. To ensure a direct correlation between our annual performance and our actual business results, the Compensation Committee makes annual payments to all of our Named Executive Officers (except Mr. Tolany) under the Bonus Plan to the extent that we have achieved our pre-established corporate financial metrics. Mr Tolany’s variable compensation based on adjusted revenue and MBO is calculated and paid quarterly. Our Board of Directors and the Compensation Committee may exercise discretion either to make payments absent attainment of the relevant performance metric target levels or to reduce or increase the size of any award payment. Neither the Board of Directors nor the Compensation Committee exercised such discretion in 2019.

Messrs. Tuttle and Hollister’s bonus payments were directly tied to the achievement of our corporate financial metrics. Mr. Tolany, Mr. Johnson, Mr. Thompson and Dr. Piovaccari’s bonus targets included both corporate financial metrics and a functional Management Bonus Objective (“MBO”) component. MBO payments are based on the achievement of individual goals, which are designed to support our short and long-term corporate objectives.

Mr. Tuttle’s cash incentive bonus was based solely on Company financial targets with 50% of the incentive based on adjusted revenue and 50% based on adjusted operating income. The adjusted revenue component of his bonus paid out at 36% of component target and adjusted operating income component paid out at 88.5% of component target. This resulted in a total payout of 62.3% of target bonus for the year.

Mr. Hollister’s cash incentive bonus also was based solely on Company financial targets with 50% of the incentive based on Adjusted Revenue and 50% based on adjusted operating income. The adjusted revenue component of his bonus paid out at 36% of component target and adjusted operating income component paid out at 88.5% of component target. This resulted in a total payout of 62.3% of target bonus for the year.

Mr. Tolany’s cash incentive bonus metrics included quarterly financial and quarterly uncapped MBO targets. Mr. Tolany’s incentive was based 50% on adjusted revenue and an MBO component for the remaining 50% of his total cash incentive bonus. The adjusted revenue component of his bonus paid out at 41.4% of component target and the uncapped MBO achievement paid out at 73.9% of component target with overachievement earned in Q1 and Q4. In aggregate, Mr. Tolany’s incentive paid out at 81.7% of target bonus for the year.

Mr. Thompson’s cash incentive bonus was based on financial and MBO components. Mr. Thompson’s incentive was based 25% on adjusted revenue, where he received 36% of the component target and 25% on adjusted gross profit where he received 85.1% of component target. Mr. Thompson received a score of 96% for his MBO component in 2019, making his total incentive achieved 78.3% of target bonus for the year.

Mr. Johnson’s cash incentive bonus was based on financial and MBO components. Mr. Johnson’s incentive was based 25% on adjusted revenue, where he received 36% of the component target and 25% on adjusted gross profit, where he received 85.1% of component target. Mr. Johnson received a score of 100% for his MBO component in 2019, making his total incentive achieved 80.3% of target bonus for the year.

Dr. Piovaccari’s cash incentive bonus metrics included both Company financial and individual MBO components With respect to his financial components, the cash incentive bonus was based 25% on Adjusted Revenue and 25% on Adjusted Operating Income; these components of his cash incentive bonus paid out at 36% and 88.5%, respectively. Dr. Piovaccari’s MBO component based on timely product launches in 2019, determined 50% of his bonus and Dr. Piovaccari received a score of 84% of his MBO component target. This resulted in a total payout of 73.1% of target bonuses for the year.

Appendix I provides a reconciliation of GAAP and non-GAAP executive compensation financial measures and shows the corporate financial metric targets and actual performance against those targets for 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

The resulting payments to the Named Executive Officers were as follows:

Named Executive Officer	Target Bonus as a Percent of Base Salary (%)	Actual Bonus as a Percent of Base Salary (%)
G. Tyson Tuttle	130%	80.9%
John Hollister	100%	62.3%
Brandon Tolany	100%	81.7%
D. Mark Thompson	80%	62.6%
R. Matthew Johnson	80%	64.2%
Alessandro Piovaccari	75%	54.8%

The cash incentive bonuses paid to the Named Executive Officers during 2019 are set forth in the Summary Compensation Table below under the heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Equity Awards. The Compensation Committee uses long-term incentive compensation, typically in the form of equity awards, to retain our Named Executive Officers, to align their interests with the interests of our stockholders and to provide incentives that we believe encourage behaviors that will maximize stockholder value. For 2019, the Compensation Committee approved the use of a mix of MSUs and RSUs.

MSU Awards in 2019.

In 2019 we awarded MSUs that compare our TSR against the TSRs of a group of benchmark companies including the publicly traded companies included in the XSOX and our named peer group of companies listed above under “Compensation Setting Process – Competitive Positioning.” For each of these MSU awards, a payment equal to the target number of units may be earned if our relative TSR percentile rank over a performance measurement period of three years equals or exceeds the 50th percentile. The Company’s relative TSR percentile rank is determined by ranking the group of benchmark companies (including the Company) from the highest to the lowest according to their respective TSR for the performance period, then calculating the TSR percentile ranking of the Company relative to other companies in the group of benchmark companies. If our relative TSR percentile rank is less than 25th percentile, no payout is earned. If our relative TSR percentile rank, is greater than 25th percentile, award payments may range from 50% up to 200% of target scaled to the relative TSR percentile rank, as shown in MSU Scale A.

With the shift to relative TSR percentile rank, we moved to a single three-year measurement period in 2019.

MSU Scale A

SLAB TSR% minus Index TSR%	Payout % of Target MSUs	Comment
100+	200.0%	To earn the maximum award, SLAB Relative TSR Percentile must be 100%
90	180%
80	160%
70	140%
60	120%
50	100%	If SLAB Relative TSR Percentile is 50%, MSUs are earned at 100% of Target
40	80%
30	60%
25	50%
Less than 25	0%	If SLAB Relative TSR Percentile is less than 25%, no MSUs are earned

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COMPENSATION DISCUSSION AND ANALYSIS

MSU Awards in 2017 and 2018.

For MSU awards granted in 2017 and 2018, a payment equal to the target number of units can be earned if our TSR is equal to the results of the XSOX. Payment is scaled positively by 2 to 1 if our TSR exceeds the XSOX, and negatively by 3 to 1 when our TSR is lower than the XSOX, as shown in MSU Scale B.

MSU Scale B

SLAB TSR% minus Index TSR%	Payout % of Target MSUs	Comment
50+	200.0%	To earn the maximum award, SLAB TSR must exceed Index TSR by 50 points
30	160%
20	140%
10	120%
0	100%	If SLAB TSR matches the Index TSR, MSUs are earned at 100% of Target
-20	40%
-30	10%
-33.34 or worse	0.0%	If SLAB TSR is more than 33.34 points below the Index TSR no MSUs are earned

In order to further promote sustained performance and to support multi-year retention, our 2017 and 2018 awards provide an opportunity for our executives to “bank” up to one-third of their target award based on relative TSR performance after one-and two-years. The remaining one-third of the target award opportunity and all potential upside opportunity remains reserved for the three-year measurement period. All shares earned or banked are settled at the end of the three-year period to maximize the retentive value of the awards. For achievement of target grants in 2017 and 2018, our TSR must equal that of the XSOX in the applicable performance period. MSU grants made in 2017 and 2018 are measured using MSU Scale B.

RSU Awards. The RSUs awarded in 2019 provide a retention incentive and align the interests of our executive officers with those of our stockholders. These RSUs generally vest in three annual installments on each anniversary of the date of grant.

The Named Executive Officers were granted the following MSU and RSU awards during 2019:

	Performance Awards Nominal Number of Shares (#)		RSU Awards
Named Executive Officer		Grant Date Fair Value ($)	Number of Shares (#)	Grant Date Fair Value ($)
G. Tyson Tuttle	27,889	2,392,597	27,889	2,400,127
John Hollister	11,156	957,073	11,156	960,085
Brandon Tolany	8,807	755,553	8,807	757,930
D. Mark Thompson	7,633	654,835	7,633	656,896
R. Matthew Johnson	7,633	654,835	7,633	656,896
Alessandro Piovaccari	8,220	705,194	8,220	707,413

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COMPENSATION DISCUSSION AND ANALYSIS

Actual Performance of Plan-Based Awards. The following table contains information concerning MSU award performance in fiscal year 2019. For shares earned and unearned, see table Outstanding Equity Awards at Fiscal 2019 Year-End.

Performance – MSU Grants awarded to NEOs from FY17 to FY19

					TSR During Performance Period
Year of Grant	Performance Period	Status	Target TSR	SLAB	XSOX	Payment %
FY 17	1-Year	Complete	Index	42.63%	49.48%	79.44%
FY 17	2-Year	Complete	Index	32.06%	46.71%	56.05%
FY 17	3-Year	Complete	Index	73.80%	108.44%	0.00%
FY 18	1-Year	Complete	Index	-7.55%	-1.96%	83.23%
FY 18	2-Year	Complete	Index	21.67%	39.29%	47.15%
FY 18	3-Year	In Progress	Index	21.67%	39.29%	47.15%

Year of Grant	Performance Period	Status	Target Relative TSR	SLAB TSR	Relative TSR Percentile	Payment %
FY 19	3-Year	In Progress	Benchmark Companies	37.8%	29th	58.0%

CEO Pay Ratio

The CEO Pay Ratio analysis is a required disclosure enacted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

A reasonable estimate was prepared of our CEO’s annual total compensation for fiscal year 2019 to our median employee for the same period. The 2019 calculation of all employees’ compensation was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” with some adjustments necessary to report all amounts in US currency.

Pay elements included in the annual total compensation for our median employee may include all or some of the following:

•	Base salary including 13th month payments

•	Bonus, including quarterly profit sharing, annual MBO, recruiting referral bonuses, and ad-hoc bonuses earned via outstanding performance or for international travel

•	Sales commissions

•	Benefits, as provided to eligible roles in certain markets such as Company-paid life insurance premiums, car allowances or reimbursement for Company-paid executive physicals

•	Long term incentives including RSUs and Restricted Cash Awards (“RCAs”) as provided to eligible roles in certain markets.

Our calculations were prepared based on our median employee as of December 31, 2019.

We determined the compensation of our median employee by calculating the total annual compensation using the applicable components above.

The total annual compensation for our CEO as represented in the Summary Compensation Table was $5,979,495 and our Year 3 median employee was $156,492. The resulting ratio is 38.2 to 1.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Arrangements Upon Termination of Employment or a Change in Control

The equity awards granted to our Named Executive Officers under the Company’s 2009 Stock Incentive Plan, as amended and restated on April 20, 2017, and Change in Control Agreements approved by the Board on October 23, 2018 provide for accelerated vesting of any unvested shares in the event that (i) such equity awards are not assumed or replaced by the acquiring entity in connection with a change in control of the Company or (ii) the Named Executive Officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction. In addition, the Change in Control Agreements provide certain specified severance benefits to the Named Executive Officers. The terms and conditions of these change in control provisions are provided at a level that the Compensation Committee believes to be comparable to those of companies of similar size in our industry sector. Detailed information concerning the Change in Control Agreements and the treatment of equity awards under the Company’s 2009 Stock Incentive Plan in the event of a change in control, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under the heading “Potential Payments Upon Termination or Change in Control.” We have provided for this treatment based on our belief that such treatment ensures that the executive officers remain focused on their responsibilities in the event of a potential transaction that will result in a significant benefit to our stockholders.

Welfare, Retirement, and Other Benefits

Welfare Benefits. The Company maintains an array of benefit programs to meet the health care and welfare needs of our employees including medical and prescription drug coverage, dental and vision programs, medical and dependent care flexible spending accounts, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. Our executive officers, including the Named Executive Officers, participate in these benefit programs on the same general terms as all of our salaried employees.

Retirement Benefits. The Company has established a tax-qualified Section 401(k) retirement savings plan for our employees. Our executive officers, including the Named Executive Officers, are eligible to participate in this plan on the same general terms available to all of our full-time employees. Currently, plan participants are provided with matching contributions that are subject to time-based vesting conditions. It is intended that this plan qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan. Our executive officers, including the Named Executive Officers, do not receive any retirement benefits beyond those generally available to our full-time employees.

Perquisites and Other Personal Benefits. In addition to the general welfare benefits described above, the Compensation Committee has determined that we provide our executive officers, including the Named Executive Officers, with an annual physical examination beyond the benefit provided under our standard health care plans.

The Compensation Committee does not view perquisites or other personal benefits as a significant component of our executive compensation program and, except as described in the preceding paragraph, did not provide any perquisites or other personal benefits to our executive officers during 2019.

Income Tax and Accounting Considerations

Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (the TCJA), effective for taxable years beginning on or after January 1, 2018, generally disallows a deduction for federal income tax purposes to any publicly traded corporation of remuneration in excess of $1 million paid in any taxable year to its covered employees, consisting of the principal executive officer, principal financial officer and the three other most highly-compensated executive

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COMPENSATION DISCUSSION AND ANALYSIS

officers for the taxable year. Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 will continue to be treated as a covered employee in all future years. Prior to the amendment, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. Under the TCJA, the performance-based compensation exception has been repealed. The prior Section 162(m) provisions will, however, continue to apply to remuneration paid pursuant to binding written contracts in effect on November 2, 2017 and that are not materially modified after that date.

The Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives, and accordingly the Company reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

Accounting Treatment of Executive Compensation. The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) in accounting for our stock-based awards. ASC Topic 718 requires companies to measure the compensation cost for all stock-based options and awards to employees (including our executive officers) and directors based on the “fair value” on the date of grant. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the fair value of their stock-based options and awards in their income statements over the period that an executive officer is required to render service in exchange for his or her grant.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Labs’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term. Accordingly, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included as part of this Proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

Sumit Sadana (Chairman)

Gregg Lowe

Nina Richardson

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COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation

The following table provides compensation information for our Named Executive Officers for fiscal 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
G. Tyson Tuttle President, Chief Executive Officer and Director	2019	652,174	—	4,792,724	—	527,899	6,698	5,979,495
	2018	648,147	—	4,730,774	—	692,764	6,194	6,077,880
	2017	622,000	—	5,401,796	—	844,662	6,217	6,874,675
John Hollister Senior Vice President and Chief Financial Officer	2019	393,000	—	1,917,158	—	244,701	6,698	2,561,557
	2018	389,769	—	1,761,489	—	321,123	9,028	2,481,409
	2017	370,154	—	1,722,413	—	341,319	6,217	2,440,103
Brandon Tolany Senior Vice President of Worldwide Sales	2019	390,000	—	1,513,483	—	318,582	11,117	2,233,182
	2018	387,692	—	1,509,819	—	429,381	6,194	2,333,086
	2017	375,000	—	1,594,883	—	449,769	6,181	2,425,833
D. Mark Thompson Senior Vice President and General Manager, Infrastructure and Automotive	2019	386,400	—	1,311,731	—	241,987	10,165	1,950,283
R. Matthew Johnson Senior Vice President and General Manager, IoT	2019	375,000	—	1,311,731	—	240,848	11,587	1,939,166
Alessandro Piovaccari Senior Vice President and Chief Technical Officer(4)	2019	360,630	—	1,412,607	—	197,803	6,698	1,977,738
	2018	357,491	—	1,409,114	—	245,739	6,894	2,019,238
	2017	340,230	—	1,197,820	—	250,612	8,908	1,797,570

(1)

Amounts shown do not reflect compensation actually received by the Named Executive Officer but represent the grant date fair value as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures). The assumptions underlying the calculation under ASC Topic 718 are discussed under Note 15, Stock-Based Compensation, in our Form 10-K for the fiscal year ended December 28, 2019.

(2)

Represents amounts earned under the 2019 Bonus Plan for services rendered in fiscal 2019, 2018 Bonus Plan for services rendered in fiscal 2018 and the 2017 Bonus Plan for services rendered in fiscal 2017.

(3)

Consists of Company-paid life insurance premiums, gross-up related to long term disability premiums, international travel bonuses, executive physicals and employer matching contributions into the Company’s 401(k) Plan, unless noted otherwise.

(4)

Alessandro Piovaccari, the Company’s Executive Vice President and Chief Technology Officer, served as an Executive Officer of the Company until October 21, 2019 and has continued to serve as an employee of the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table contains information concerning all equity and non-equity plan-based awards granted during fiscal 2019 to our Named Executive Officers. All equity plan-based awards were granted under our 2009 Stock Incentive Plan, as amended and restated on April 20, 2017, and all non-equity plan-based awards were granted under our 2019 Bonus Plan.

Grants of Plan-based Awards Table for Fiscal 2019

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Thres- hold	Target	Maximum	Thres- hold	Target	Maximum
G. Tyson Tuttle	2/22/2019	—	847,826	1,271,740	—	—	—	—	—	—	—
	2/22/2019	—	—	—	13,945	27,889	55,778	—	—	—	2,392,597
	2/22/2019	—	—	—	—	—	—	27,889	—	—	2,400,127
John Hollister	2/22/2019	—	393,000	589,500	—	—	—	—	—	—	—
	2/22/2019	—	—	—	5,578	11,156	22,312	—	—	—	957,073
	2/22/2019	—	—	—	—	—	—	11,156	—	—	960,085
Brandon Tolany	2/22/2019	—	390,000	585,000	—	—	—	—	—	—	—
	2/22/2019	—	—	—	4,404	8,807	17,614	—	—	—	755,553
	2/22/2019	—	—	—	—	—	—	8,807	—	—	757,930
D. Mark Thompson	2/22/2019	—	309,120	386,400	—	—	—	—	—	—	—
	2/22/2019	—	—	—	3,817	7,633	15,266	—	—	—	654,835
	2/22/2019	—	—	—	—	—	—	7,633	—	—	656,896
R. Matthew Johnson	2/22/2019	—	300,000	375,000	—	—	—	—	—	—	—
	2/22/2019	—	—	—	3,817	7,633	15,266	—	—	—	654,835
	2/22/2019	—	—	—	—	—	—	7,633	—	—	656,896
Alessandro Piovaccari	2/22/2019	—	270,472	338,091	—	—	—	—	—	—	—
	2/22/2019	—	—	—	4,110	8,220	16,440	—	—	—	705,194
	2/22/2019	—	—	—	—	—	—	8,220	—	—	707,413

(1)

Amounts shown represent amounts that were available under the 2019 Bonus Plan. Actual bonuses received under the 2019 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Represents MSUs.
(3)	Represents RSUs.
(4)

Includes grant date fair value of equity awards. A discussion of the assumptions underlying the calculation under ASC Topic 718 is found under Note 15, Stock-Based Compensation in our Form 10-K for the fiscal year ended December 28, 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table shows all holdings of unexercised stock options and unvested RSU and MSU awards for each of our Named Executive Officers as of December 28, 2019.

Outstanding Equity Awards at Fiscal 2019 Year-End Table

		Option Awards						Stock Awards
											Equity Incentive Plan Awards:
		Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Exercisable		Unexercisable
G. Tyson Tuttle	2/15/2016	75,000	(1)	25,000	(1)	37.88	2/15/2026	—		—	—		—
	2/15/2017	—		—		—	—	11,945	(2)	1,391,831	—		—
	2/15/2017	—		—		—	—	—		—	17,917	(3)	2,087,689
	2/15/2017	—		—		—	—	—		—	21,501	(4)	2,505,297
	2/15/2018	—		—		—	—	16,536	(5)	1,926,775	—		—
	2/15/2018	—		—		—	—	—		—	12,402	(6)	1,445,081
	2/15/2018	—		—		—	—	—		—	6,450	(7)	751,554
	2/22/2019	—		—		—	—	27,889	(8)	3,249,626	—		—
	2/22/2019	—		—		—	—	—		—	27,889	(9)	3,249,626
John Hollister	2/15/2016	—		—		—	—	6,600	(2)	769,032	—		—
	2/15/2017	—		—		—	—	3,809	(2)	443,825	—		—
	2/15/2017	—		—		—	—	—		—	5,713	(3)	665,679
	2/15/2017	—		—		—	—	—		—	6,856	(4)	798,861
	2/15/2018	—		—		—	—	6,157	(5)	717,414	—		—
	2/15/2018	—		—		—	—	—		—	4,618	(6)	538,089
	2/15/2018	—		—		—	—	—		—	2,402	(7)	279,881
	2/22/2019	—		—		—	—	11,156	(8)	1,299,897	—		—
	2/22/2019	—		—		—	—	—		—	11,156	(9)	1,299,897
Brandon Tolany	1/28/2016	18,235	(10)	18,235	(10)	43.82	1/28/2026	—		—	—		—
	1/28/2016	—		—		—	—	11,411	(2)	1,329,610	—		—
	2/15/2017	—		—		—	—	3,527	(2)	410,966	—		—
	2/15/2017	—		—		—	—	—		—	5,290	(3)	616,391
	2/15/2017	—		—		—	—	—		—	6,348	(4)	739,669
	2/15/2018	—		—		—	—	5,278	(5)	614,993	—		—
	2/15/2018	—		—		—	—	—		—	3,958	(6)	461,186
	2/15/2018	—		—		—	—	—		—	2,059	(7)	239,915
	2/22/2019	—		—		—	—	8,807	(8)	1,026,192	—		—
	2/22/2019	—		—		—	—	—		—	8,807	(9)	1,026,192

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COMPENSATION DISCUSSION AND ANALYSIS

		Option Awards				Stock Awards
									Equity Incentive Plan Awards:
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Exercisable	Unexercisable
D. Mark Thompson	2/15/2016	—	—	—	—	3,300	(2)	384,516	—		—
	2/15/2017	—	—	—	—	2,486	(2)	289,669	—		—
	2/15/2017	—	—	—	—	—		—	3,729	(3)	434,503
	2/15/2017	—	—	—	—	—		—	4,475	(4)	521,427
	2/15/2018	—	—	—	—	4,222	(5)	491,947	—		—
	2/15/2018	—	—	—	—	—		—	3,167	(6)	369,019
	2/15/2018	—	—	—	—	—		—	1,647	(7)	191,908
	2/22/2019	—	—	—	—	7,633	(8)	889,397	—		—
	2/22/2019	—	—	—	—	—		—	7,633	(9)	889,397
R. Matthew Johnson	8/15/2018	—	—	—	—	15,923	(11)	1,855,348	—		—
	2/22/2019	—	—	—	—	7,633	(8)	889,397	—		—
	2/22/2019	—	—	—	—	—		—	7,633	(9)	889,397
Alessandro Piovaccari	2/15/2017	—	—	—	—	2,649	(2)	308,661	—		—
	2/15/2017	—	—	—	—	—		—	3,973	(3)	462,934
	2/15/2017	—	—	—	—	—		—	4,768	(4)	555,567
	2/15/2018	—	—	—	—	4,926	(5)	573,978	—		—
	2/15/2018	—	—	—	—	—		—	3,694	(6)	430,425
	2/15/2018	—	—	—	—	—		—	1,921	(7)	223,835
	2/22/2019	—	—	—	—	8,220	(8)	957,794	—		—
	2/22/2019	—	—	—	—	—		—	8,220	(9)	957,794

(1)

Represents 100,000 Non-qualified stock options granted on February 15, 2016. Assuming continued service, the options associated with this grant will vest one-quarter of the options granted in 2016 on each of the first four anniversaries of the grant date.

(2)	Assuming continued service, the Vesting Date is 2/15/2020.
(3)

Represents MSUs granted on February 15, 2017 and vesting on January 31, 2020. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(4)	Represents earned PSUs vesting on February 15, 2020.
(5)	Assuming continued service, the RSUs shall vest one-half on each of February 15, 2020 and February 15, 2021, respectively.
(6)

Represents MSUs granted on February 15, 2018 and vesting on January 31, 2021. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(7)	Represents earned PSUs vesting on February 15, 2021.
(8)	Assuming continued service, the RSUs shall vest one-third on each of February 22, 2020 and February 15, 2021 and February 15, 2022, respectively.
(9)

Represents MSUs granted on February 22, 2019 and vesting on January 31, 2022. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(10)

Represents 36,470 Non-qualified stock options outstanding of the 72,940 options granted on January 28, 2016. Assuming continued service, the options associated with this grant will vest one-quarter of the options granted in 2016 on each of the first four anniversaries of the grant date.

(11)	Assuming continued service, the RSUs shall vest one-half on each of August 15, 2020 and August 15, 2021, respectively.

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COMPENSATION DISCUSSION AND ANALYSIS

Option Exercises and Stock Vested Table

The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of stock awards with respect to our Named Executive Officers during fiscal 2019.

Option Exercises and Stock Vested Table During Fiscal 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Tyson Tuttle	—	—	54,488	4,730,223
John Hollister	—	—	18,313	1,590,017
Brandon Tolany	—	—	17,576	1,552,664
D. Mark Thompson	—	—	11,738	1,019,589
R. Matthew Johnson	—	—	15,923	1,642,139
Alessandro Piovaccari	—	—	14,632	1,269,467

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits. We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control or succession plan, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Change in Control Agreements. In October 2018, we entered into Change in Control Agreements with Messrs. Tuttle, Hollister Tolany, Johnson, Thompson and Dr. Piovaccari. Each of the Change in Control Agreements is effective until October 31, 2021. Following a review of market practices, the Compensation Committee revised our CEO Change in Control Agreement to provide for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreement): (a) 200% of annual base salary, (b) 200% of target variable compensation for a full fiscal year, (c) stock options, restricted stock, and restricted stock units shall become fully vested, (d) market stock units and performance stock units shall be vested at the greater of 100% of the target value or the actual earned value and (e) a lump sum equal to the pre-tax cost of 24 months of continued COBRA coverage after the deduction for tax withholding. Consistent with the same market review, the agreements in place with Named Executive Officers were updated and are effective through October 31, 2021.  Each of the remaining NEO Change in Control Agreements provides for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreement): (a) 100% of annual base salary, (b) 100% of target variable compensation for a full fiscal year, (c) stock options, restricted stock, and restricted stock units shall become fully vested, (d) market stock units and performance stock units shall be vested at the greater of 100% of the target value or the actual value earned and (e) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage after the deduction for tax withholding. Change in Control Termination occurs if the executive officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction.

Equity Compensation. At our 2009 annual stockholders’ meeting, our stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2009 Plan became effective immediately. On April 15, 2014, our stockholders approved amendments of the 2009 Plan. The amendments updated the 2009 Plan to comply with changes in local laws, authorized additional shares of common stock for future issuance, improved the Company’s corporate governance and implement other best practices. The 2009 Plan was subsequently amended and restated on April 20, 2017 upon approval by our stockholders, in order to authorize additional shares of common stock for future issuance under the 2009 Plan, to establish

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COMPENSATION DISCUSSION AND ANALYSIS

limits on the value of awards that may be granted to our non-employee directors in any calendar year, to comply with changes in applicable law and to make certain other administrative changes. The 2009 Plan governs the equity awards granted to our Named Executive Officers and other participants.

The Plan includes the following general change in control provisions, which may result in the accelerated vesting of outstanding stock options and stock awards:

•

Automatic Acceleration of Awards if not Assumed: In the event that we experience a change in control, the vesting of outstanding equity awards will automatically fully accelerate and any transfer restrictions or repurchase rights will lapse, unless the awards are assumed or replaced by the successor company or otherwise continued in effect.

•

Discretionary Acceleration of Awards: Our Compensation Committee, as plan administrator of the Plans, has the authority to accelerate the vesting of all outstanding equity awards at any time, including in the event of a change in control of the Company, by means of a “hostile take-over” or otherwise, whether or not those awards are assumed or replaced or otherwise continued in effect.

•

Acceleration Upon Termination After a Change in Control: During a change in control, our Compensation Committee may provide for the acceleration of vesting if a participant (including a Named Executive Officer) is involuntarily terminated within a period of 18 months following a change in control. Pursuant to this authority, the terms of the stock options and stock awards granted to the Named Executive Officers and other participants under the Plans provide for such acceleration in vesting in the event of involuntary termination within 18 months following a change in control. Involuntary Termination includes termination by the successor company for reasons other than misconduct or resignation by the individual following a material reduction in duties, a material reduction in compensation, or involuntary relocation.

The following table depicts potential compensation arrangements with our NEOs as a result of a change in control that subsequently results in involuntary termination. Such termination is assumed to occur on December 27, 2019, the last business day of our fiscal 2019.

Name	Severance Payment ($)	Target Bonus Payment ($)	Intrinsic Value of Accelerated Equity(1) ($)	COBRA Payment ($)	Total ($)
G. Tyson Tuttle	1,304,308	1,695,692	24,471,479	65,864	27,537,343
John Hollister	393,000	393,000	6,812,575	33,023	7,631,598
Brandon Tolany	390,000	390,000	9,116,481	26,717	9,923,198
D. Mark Thompson	386,400	309,120	4,461,784	33,023	5,190,327
R. Matthew Johnson	375,000	300,000	3,634,142	23,734	4,332,876
Alessandro Piovaccari	360,630	270,473	4,470,989	10,923	5,113,015

(1)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2019, which was $116.52, less (if applicable) the option exercise price payable per share.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee currently serves as one of our officers or employees.

39	A more connected world is here.

COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan Information

The following table provides information on the Company’s shares of common stock as of December 28, 2019 that may be issued under existing equity compensation plans.

Equity Compensation Plan Information

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)
Equity Compensation Plans Approved by Stockholders(1)	1,482,516	(2)	39.47	(3)	2,591,997	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—		—
Total	1,482,516		39.47		2,591,997

(1)	Consists of our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan.
(2)

Includes 1,346,046 shares of common stock subject to full value awards that vest over the holders’ period of continued service and 136,470 shares of common stock issuable upon the exercise of stock options with a weighted average remaining term of 6.1 years. Excludes purchase rights accruing under our 2009 Employee Stock Purchase Plan. Under the 2009 Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share on the semi-annual purchase date.

(3)

Calculated without taking into account 1,346,046 shares of common stock subject to outstanding full value awards that will become issuable as those awards vest without any cash consideration for such shares, and excludes shares under the Employee Stock Purchase Plan

(4)

Consists of shares available for future issuance under our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan. As of December 28, 2019, an aggregate of 1,814,796 shares of our common stock were available for issuance in connection with future awards under our 2009 Stock Incentive Plan and 777,201 shares of our common stock were available for issuance under our 2009 Employee Stock Purchase Plan.

40	A more connected world is here.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

Delinquent Section 16(a) Reports

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2019 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners, except for one Form 4 filed late with respect to an exempt transaction for Mr. Thompson.

Annual Report

A copy of the Annual Report for fiscal 2019 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

We filed an Annual Report on Form 10-K with the SEC on January 29, 2020. Stockholders may obtain a copy of our Annual Report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 9, 2020

41	A more connected world is here.

Appendix I: Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures

The non-GAAP financial measurements provided herein do not replace the presentation of Silicon Labs’ GAAP financial results. These non-GAAP measurements merely provide supplemental information to assist investors in analyzing Silicon Labs’ financial position and results of operations in connection with executive compensation; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies or non-GAAP measures used in other contexts by Silicon Labs. We are providing this information because it may enable investors to perform meaningful comparisons of operating results, and more clearly highlight the results of core ongoing operations in connection with executive compensation.

Unaudited Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures (In thousands)

Non-GAAP Income Statement Items	Year Ended December 28, 2019
	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Intangible Asset Amortization	Acquisition Related Items	Restructuring Charges	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue

Revenues	$837,554								$910,347

Gross Profit	$510,284		$1,316	$—	$55	$—	$511,655		$544,024

Operating Income	$56,697	6.8%	$54,799	$39,529	$2,253	$3,638	$156,916	18.7%	$178,331	19.6%

42	A more connected world is here.

400 West Cesar Chavez Street

Austin, Texas, USA 78701

www.silabs.com

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/29/2020 for shares held directly and by 11:59 P.M. ET on 04/27/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VALERO ENERGY CORPORATION ONE VALERO WAY SAN ANTONIO, TEXAS 78249	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/29/2020 for shares held directly and by 11:59 P.M. ET on 04/27/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

   TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

   — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees	For	Against	Abstain
1a.	Navdeep S. Sooch	☐	☐	☐
1b.	William P. Wood	☐	☐	☐	NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.
1c.	Nina Richardson	☐	☐	☐
The Board of Directors recommends you vote FOR
proposals 2 and 3		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2021.	☐	☐	☐
3.	To vote on an advisory (non-binding) resolution to approve executive compensation.	☐	☐	☐
For address change/comments, mark here.				☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

Meeting Directions:

For Meeting Directions, Please Call: 512-232-0100

The Lady Bird Johnson Wildflower Center is about 12 miles from downtown Austin.

1. Take Loop 1 South (Loop 1 is also known as MOPAC Expressway).

2. Continue South past the traffic light at Slaughter Lane.

3. Turn left at the next traffic light at La Crosse Avenue.

4. The Center is on the right near the end of La Crosse Avenue.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com

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SILICON LABORATORIES INC.

Annual Meeting of Stockholders

April 21, 2020   9:00 AM

This proxy is solicited by the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Silicon Laboratories Inc. (“Silicon Laboratories”) and the Proxy Statement and hereby appoints Navdeep S. Sooch and G. Tyson Tuttle, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Silicon Laboratories that the undersigned is entitled to vote at the Annual Meeting to be held at 9:00 AM, CDT on April 21, 2020, at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side